UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 16, 2007 (April 10, 2007)

Realogy Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32852	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Campus Drive Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On April 10, 2007, Realogy Corporation, a Delaware corporation (“Realogy,” the “Company,” “we,” “us” or “our”), announced that affiliates of Apollo Management VI, L.P. (“Apollo”) had completed the merger and related transactions pursuant to the previously announced Agreement and Plan of Merger dated as of December 15, 2006 (the “Merger Agreement”) with Domus Holdings Corp., a Delaware corporation and an affiliate of Apollo (“Holdings”), and Domus Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Holdings (“Merger Sub”). Merger Sub was merged with and into the Company, with the Company continuing as the surviving corporation and as an indirect wholly owned subsidiary of Holdings (the “Merger”). The Merger was financed with borrowings under our new senior secured credit facility, the issuance of the Notes (as defined below), equity investment from the sale of Holdings common stock to affiliates of Apollo (including co-investment vehicles) and members of our management who purchased Holdings common stock with cash or through rollover equity. All of our issued and outstanding common stock is currently owned by our parent, Domus Intermediate Holdings Corp. (“Intermediate”), and all of the issued and outstanding common stock of Intermediate is owned by its parent, Holdings. Apollo and its affiliates currently beneficially own substantially all of the common stock of Holdings.

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

1. New senior secured credit facility

General

On April 10, 2007, in connection with the closing of the Merger, we entered into a new senior secured credit facility consisting of a $3.17 billion term loan facility, a $750 million revolving credit facility and a $525 million synthetic letter of credit facility with J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC, as joint lead arrangers, J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc., as joint bookrunners, JPMorgan Chase Bank, N.A., as administrative agent, Credit Suisse, as syndication agent, Bear Stearns Corporate Lending Inc., Citicorp North America, Inc. and Barclays Bank PLC, as co-documentation agents, Calyon Securities (USA), Inc. or its affiliate, as an agent, and other lenders. Our new senior secured credit facility provides for (a) a six-and-a-half year, $3.17 billion term loan facility which was used to finance a portion of the Merger, including, without limitation, payment of fees and expenses contemplated thereby; and (b) a six-year, $750 million revolving credit facility, which includes (i) a letter of credit subfacility and (ii) a swingline loan subfacility made available for our account. We will use our new revolving credit facility for, among other things, our and our respective subsidiaries’ working capital and other general corporate purposes, including, without limitation, effecting permitted acquisitions and investments. Our new senior secured credit facility also provides for a six-and-a-half-year $525 million synthetic letter of credit facility. In addition, our new synthetic letter of credit facility is expected to be used to post a letter of credit to secure the fair value of our obligations in respect of Cendant Corporation’s contingent and other liabilities we assumed under the separation and distribution agreement we entered into in connection with our separation from Cendant Corporation and up to $100 million of our new synthetic letter of credit facility may be used for general corporate purposes.

Our new term loan facility contains a $1,220 million delayed draw term loan subfacility, which may be drawn upon in one or more drawings in the period from the closing of the Merger until July 31, 2007, except that a drawing of up to $270 million may be made at any time on or prior to October 31, 2007. The proceeds of the delayed draw term loans may be used solely to finance the refinancing or discharge (including in connection with a change of control offer) of the Existing Senior Notes (as defined below), including, without limitation, payment of fees and expenses contemplated thereby.

Our new senior secured credit facility permits us to obtain up to $650 million of additional credit facilities from lenders reasonably satisfactory to the administrative agent and us, without the consent of the existing lenders under our new senior secured credit facility.

Scheduled amortization payments and mandatory prepayments

Our new term loan facility provides for quarterly amortization payments totaling 1% per annum of the original principal amount of our new term loan facility, with the balance payable upon the final maturity date. It also provides for annual amortization payments of 1% of the original principal amount of our new synthetic letter of credit facility, with the balance payable upon the final maturity date. Mandatory prepayment obligations under our new term loan facility include:

•

100% of the net cash proceeds of asset sales and dispositions subject to certain exceptions and customary reinvestment provisions; provided that, if the senior secured leverage ratio is less than or equal to 2.5:1.0, we may retain up to $200 million of asset sale proceeds;

•

If our senior secured leverage ratio exceeds 3.25:1.0, 50% of our excess cash flow beginning on January 1, 2008 (reducing to 25% if our senior secured leverage ratio is greater than 2.5:1.0 but less than or equal to 3.25:1.0 and to 0% if our senior secured leverage ratio is less than or equal to 2.5:1.0); and

•

If our senior secured leverage ratio exceeds 2.5:1.0, 100% of the net cash proceeds received from issuances of debt after the closing of the Merger, subject to certain exclusions including certain debt permitted to be incurred under the new senior secured credit facility.

Voluntary prepayments and reduction and termination of commitments

We are able to prepay loans and permanently reduce the loan commitments under our new senior secured credit facility at any time without premium or penalty, subject to the payment of customary LIBOR breakage costs, if any. The revolving loan commitment are not able to be reduced to less than the outstanding balance of loans and letter of credit obligations under such commitment on the date of such reduction. In addition, we are able to terminate our new senior secured credit facility without paying a premium or penalty upon prior written notice, and, in some cases, are able to revoke such notice. Upon termination, we are required to repay all obligations outstanding under our new senior secured credit facility and to satisfy all outstanding letter of credit obligations.

Interest, applicable margins and fees

The interest rates with respect to term loans to us under our new senior secured credit facility are based on, at our option, (a) adjusted LIBOR plus 3.0% or (b) the higher of the Federal Funds Effective Rate plus 0.5% and JPMorgan Chase Bank, N.A.’s prime rate (“ABR”) plus 2.0%.

The interest rates with respect to revolving loans to us under our new senior secured credit facility are based on, at our option, adjusted LIBOR plus 2.25% or ABR plus 1.25% in each case subject to adjustment based on the attainment of certain leverage ratios.

Following and during the continuance of an event of default, overdue amounts owing under our new senior secured credit facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto (or the rate applicable to ABR loans, in the case of any other amounts other than principal) plus an additional 2.0%.

We have the option of requesting that loans be made as LIBOR loans, converting any part of outstanding base rate loans (other than swingline loans) to LIBOR loans and converting any outstanding LIBOR loan to a base rate loan, subject to the payment of LIBOR breakage costs. With respect to LIBOR loans, the interest is payable in arrears at the end of each applicable interest period, but in any event at least every three (3) months. With respect to base rate loans, the interest is payable on the last business day of each fiscal quarter. In each case, calculations of interest are based on a 360-day year (or 365 or 366 days, as the case may be, in the case of loans based on the agent’s prime or base rate and actual days elapsed).

Our new revolving credit facility and our new delayed draw term loan subfacility each requires us to pay the respective participating lenders a quarterly commitment fee initially equal to 0.50% per annum of the average daily amount of undrawn commitments under such facility or subfacility during the preceding quarter, subject to adjustment based upon attainment of certain leverage ratios.

Each of our new letter of credit subfacility and our new synthetic letter of credit facility requires us to pay the respective issuing banks a fronting fee (payable quarterly) for each outstanding letter of credit equal to 0.125% per annum of the daily stated amount of such letter of credit.

Our new letter of credit subfacility requires us to pay lenders under the revolving credit facility a letter of credit fee (payable quarterly) on the aggregate daily face amount of the outstanding letters of credit under the revolving credit facility equal to the applicable LIBOR margin for revolving credit loans stated above.

Our new synthetic letter of credit facility requires us to pay lenders under the synthetic letter of credit facility (i) a letter of credit fee (payable quarterly) on the average daily amount of credit-linked deposits supporting the synthetic letters of credit equal to the applicable LIBOR margin for term loans stated above and (ii) an additional fee (payable quarterly) of 0.15% per annum on the average daily amount of such credit-linked deposits.

Guarantees and collateral

Our obligations under our new senior secured credit facility and under certain interest rate protection or other hedging arrangements entered into with a lender or any affiliate thereof are guaranteed by our parent, Intermediate, which is a direct wholly owned subsidiary of Holdings, and by each of our existing and subsequently acquired or organized domestic subsidiaries, subject to certain exceptions.

Our new senior secured credit facility is secured to the extent legally permissible by substantially all of the assets of (i) Intermediate and (ii) ours and the subsidiary guarantors, including but not limited to (a) a first-priority pledge of substantially all capital stock held by us or any subsidiary guarantor (which pledge, with respect to obligations in respect of the borrowings secured by a pledge of the stock of any first-tier foreign subsidiary, is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary), and (b) perfected first-priority security interests in substantially all tangible and intangible assets of us and each subsidiary guarantor, subject to certain exceptions.

Covenants

Our new senior secured credit facility contains financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the new senior secured credit facility include, among other things, limitations (none of which are absolute) on our ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase our capital stock;

•	prepay, redeem or repurchase certain of our indebtedness;

•	make loans or investments (including acquisitions);

•	incur additional indebtedness;

•	grant liens;

•	enter into sale-leaseback transactions;

•	modify the terms of certain debt;

•	restrict dividends from our subsidiaries;

•	change our business or the business of our subsidiaries;

•	merge or enter into acquisitions;

•	sell our assets; and

•	enter into transactions with our affiliates.

In addition, our new senior secured credit facility requires us to maintain a maximum senior secured leverage ratio.

Events of default

The events of default under our new senior secured credit facility include, without limitation, nonpayment, material misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments, change of control (to be defined in the credit agreement governing our new senior secured credit facility) and cross-events of default on material indebtedness.

2. Indentures relating to the Fixed Rate Senior Notes due 2014, Senior Toggle Notes due 2014 and Senior Subordinated Notes due 2015

On April 10, 2007, the Company issued $1.7 billion aggregate principal amount of 10.50% Senior Notes due 2014 (the “Fixed Rate Senior Notes”), $550 million aggregate principal amount of 11.00%/11.75% Senior Toggle Notes due 2014 (the “Senior Toggle Notes” and, together with the Fixed Rate Senior Notes, the “Senior Notes”) and $875 million aggregate principal amount of 12.375% Senior Subordinated Notes due 2015 (the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”). The Fixed Rate Senior Notes were issued under an indenture, dated as of April 10, 2007 (the “Fixed Rate Senior Notes Indenture”), among the Company, the subsidiary guarantors party thereto (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Senior Toggle Notes were issued under an indenture, dated as of April 10, 2007 (the “Senior Toggle Notes Indenture”), among the Company, the Guarantors and the Trustee. The Senior Subordinated Notes were issued under an indenture, dated as of April 10, 2007 (the “Senior Subordinated Notes Indenture” and, together with the Fixed Rate Senior Notes Indenture and the Senior Toggle Notes Indenture, the “Indentures”) among the Company, the Guarantors and the Trustee.

The Fixed Rate Senior Notes will mature on April 15, 2014. We will pay interest on the Fixed Rate Senior Notes on April 15 and October 15 of each year. The first interest payment date will be October 15, 2007. Interest will accrue from April 10, 2007.

The Senior Toggle Notes will mature on April 15, 2014. Cash interest on the Senior Toggle Notes will accrue at 11.00% per annum, and PIK interest, if any, will accrue at the cash interest rate per annum plus 0.75%. We will pay interest on the Senior Toggle Notes on April 15 and October 15 of each year. The first interest payment date will be October 15, 2007. Interest will accrue from April 10, 2007. The initial interest payment on the Senior Toggle Notes will be payable in cash. For any interest period thereafter through October 15, 2011, we may elect to pay interest on the Senior Toggle Notes (a) entirely in cash, (b) entirely by increasing the principal amount of the Senior Toggle Notes or issuing new Senior Toggle Notes (“PIK interest”) or (c) 50% in cash and 50% in PIK interest. We must elect the form of interest payment with respect to each interest period prior to the beginning of each interest period. In the absence of such an election for any interest period, interest on the Senior Toggle Notes will be payable according to the method of payment for the previous interest period. After October 15, 2011, we will pay all interest on the Senior Toggle Notes in cash. If we elect to pay any PIK interest, we will increase the principal amount of the Senior Toggle Notes or issue new Senior Toggle Notes in an amount equal to the amount of PIK interest for the applicable interest payment period to holders of the Senior Toggle Notes on the relevant record date. The Senior Toggle Notes will be treated as having been issued with original issue discount for U.S. federal income tax purposes.

The Senior Subordinated Notes will mature on April 15, 2015. We will pay interest on the Senior Subordinated Notes on April 15 and October 15 of each year. The first interest payment date will be October 15, 2007. Interest will accrue from April 10, 2007.

We may redeem some or all of the Notes at any time on or after April 15, 2011. In addition, at any time prior to April 15, 2011, we may redeem some or all of the Notes at a price equal to 100% of the principal amount of the Notes to be redeemed plus a “make-whole” premium plus accrued and unpaid interest. We may redeem up to 35% of the aggregate principal amount of the Notes at any time on or prior to April 15, 2010, in each case, using net proceeds from certain equity offerings. If we experience certain kinds of changes in control, we must offer to purchase the Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest.

The following is a brief description of the terms of the Notes and the Indentures.

Ranking

The Fixed Rate Senior Notes and Senior Toggle Notes are:

•

effectively subordinated to all of our existing and future senior secured debt, including our new senior secured credit facility and the Existing Senior Notes, to the extent of the value of the assets securing such debt;

•	rank equally with all of our existing and future unsecured senior debt; and

•	rank senior to all of our existing and future senior subordinated and subordinated debt, including the Senior Subordinated Notes.

The Senior Subordinated Notes are:

•	subordinated to all of our existing and future senior debt, including the Fixed Rate Senior Notes and the Senior Toggle Notes, the Existing Senior Notes and our new senior secured credit facility;

•	rank equally with all of our future senior subordinated debt; and

•	rank senior to all of our future subordinated debt.

Guarantees

The Fixed Rate Senior Notes and Senior Toggle Notes are guaranteed on an unsecured senior basis, and the Senior Subordinated Notes are guaranteed on an unsecured senior subordinated basis, in each case, by each of our existing and future U.S. subsidiaries that is a guarantor under our new senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions.

Optional redemption

Senior Notes

On or after April 15, 2011, we may redeem the Senior Notes at our option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or electronically transmitted), at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth in the applicable table below:

Fixed Rate Senior Notes

Period	Redemption Price
2011	105.250%
2012	102.625%
2013 and thereafter	100.000%

Senior Toggle Notes

Period	Redemption Price
2011	105.500%
2012	102.750%
2013 and thereafter	100.000%

In addition, prior to April 15, 2011, we may redeem such Senior Notes at our option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or electronically transmitted), at a redemption price equal to 100% of the principal amount of such Senior Notes redeemed plus the applicable premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing,

(A) at any time and from time to time on or prior to April 15, 2010, we may redeem in the aggregate up to 35% of the original aggregate principal amount of the Fixed Rate Senior Notes (calculated after giving effect to any issuance of additional Fixed Rate Senior Notes) with the net cash proceeds of one or more equity offerings (1) by us or (2) by any of our direct or indirect parent, in each case to the extent the net cash proceeds thereof are contributed to our common equity capital or used to purchase our capital stock (other than disqualified stock) from us, at a redemption price (expressed as a percentage of the principal amount thereof) of 110.50%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the Fixed Rate Senior Notes (calculated after giving effect to any issuance of additional Fixed Rate Senior Notes) remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such equity offering is consummated upon not less than 30 nor more than 60 days’ notice mailed (or electronically transmitted) to each holder of Fixed Rate Senior Notes being redeemed and otherwise in accordance with the procedures set forth in the Fixed Rate Senior Notes Indenture, and

(B) at any time and from time to time on or prior to April 15, 2010, we may redeem in the aggregate up to 35% of the original aggregate principal amount of the Senior Toggle Notes (calculated after giving effect to any issuance of additional Senior Toggle Notes) with the net cash proceeds of one or more equity offerings (1) by us or (2) by any of our direct or indirect parent, in each case to the extent the net cash proceeds thereof are contributed to our common equity capital or used to purchase our capital stock (other than disqualified stock) from it, at a redemption price (expressed as a percentage of the principal amount thereof) of 111.00%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the Senior Toggle Notes (calculated after giving effect to any issuance of additional Senior Toggle Notes) remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such equity offering is consummated upon not less than 30 nor more than 60 days’ notice mailed (or electronically transmitted) to each holder of Senior Toggle Notes being redeemed and otherwise in accordance with the procedures set forth in the Senior Toggle Note Indenture.

Notice of any redemption upon any equity offering may be given prior to the completion thereof, and any such redemption or notice may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related equity offering.

Senior Subordinated Notes

On or after April 15, 2011, we may redeem the Senior Subordinated Notes at our option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or electronically transmitted), at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Period	Redemption Price
2011	106.188%
2012	104.125%
2013 and thereafter	100.000%

In addition, prior to April 15, 2011, we may redeem the Senior Subordinated Notes at our option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or electronically transmitted), at a redemption price equal to 100% of the principal amount of the Senior Subordinated Notes redeemed plus the applicable premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to April 15, 2010, we may redeem in the aggregate up to 35% of the original aggregate principal amount of the Senior Subordinated Notes (calculated after giving effect to any issuance of additional Senior Subordinated Notes) with the net cash proceeds of one or more equity offerings (1) by us or (2)

by any of our direct or indirect parent, in each case to the extent the net cash proceeds thereof are contributed to our common equity capital or used to purchase our capital stock (other than disqualified stock) from us, at a redemption price (expressed as a percentage of the principal amount thereof) of 112.375%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the Senior Subordinated Notes (calculated after giving effect to any issuance of additional Senior Subordinated Notes) remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such equity offering is consummated upon not less than 30 nor more than 60 days’ notice mailed (or electronically transmitted) to each holder of Senior Subordinated Notes being redeemed and otherwise in accordance with the procedures set forth in the Senior Subordinated Note Indenture. Notice of any redemption upon any equity offering may be given prior to the completion thereof, and any such redemption or notice may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related equity offering.

Change of Control

Upon the occurrence of a change of control, as defined in each of the Indentures, each holder of the Notes has the right to require us to repurchase some or all of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants

The Indentures governing the Notes contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness, or issue disqualified stock or preferred stock;

•	incur debt that is junior to senior indebtedness and senior to the Senior Subordinated Notes;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments or acquisitions;

•	incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase debt that is junior in right of payment to the Notes.

These covenants are subject to a number of important exceptions and qualifications. In addition, for so long as the Notes have an investment grade rating from both Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and Moody’s Investors Service, Inc. and no default has occurred and is continuing under the applicable Indenture, we will not be subject to certain of the covenants listed above.

Events of Default

The Indentures also provide for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Notes to become or to be declared due and payable.

3. Registration Rights Agreements

On April 10, 2007, we and the Guarantors entered into three separate registration rights agreements with respect to each series of the Notes with J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, Bear, Stearns & Co. Inc. Citigroup Global Markets Inc., Barclays Capital Inc. and Calyon Securities (USA) LLC as initial purchasers of the Notes (the “Initial Purchasers”). In the registration rights agreements, we have agreed that we will use our commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC”) and cause to become effective a registration statement relating to the offer and exchange of each series of the Notes for registered notes having identical terms as such series of Notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase of interest rate as described below).

We are required to use our commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 365 days after the issue date of the Notes or if obligated under certain circumstances to file a shelf registration statement with respect to the Notes, to file such shelf registration with the SEC on or prior to the later of (x) 90 days after such filing obligation arises and (y) 300 days after the issue date of the Notes and will use our commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC on or prior to the later of (x) 365 days after the issue date of the Notes and (y) 180 days after such obligations arises.

If we fail to meet these effectiveness targets or to consummate the registered exchange offer within 30 business days of the effectiveness target date for the exchange offer registration statement or the shelf registration, if any, ceases to be effective or usable for certain specified periods (each, a “Registration Default”), the annual interest rate on the applicable series of Notes will increase by 0.25% with respect to the first 90 day period immediately following the occurrence of the first Registration Default. The amount of additional interest payable with respect to such series of Notes will increase by an additional 0.25% per annum with respect to each subsequent 90-day period during which the Registration Default continues, up to a maximum additional interest rate of 1.0% per annum over the applicable interest rate described above. Any additional interest on the Senior Toggle Notes will be payable in the same form of payment elected by us for the payment of interest with respect to the applicable interest period. Following the cure of all Registration Defaults, the accrual of additional interest will cease.

4. Existing Senior Notes

On April 10, 2007, we entered into a supplemental indenture (the “Supplemental Indenture”) to the indenture (the “Existing Senior Notes Indenture”), dated as of October 20, 2006, between us and Wells Fargo Bank, National Association, as trustee, governing our existing $250 million aggregate principal amount of floating rate senior notes due 2009 (the “2009 Notes”), $450 million aggregate principal amount of 6.14% senior notes due 2011 (the “2011 Notes”) and $500 million aggregate principal amount of 6.50% senior notes due 2016 (the “2016 Notes” and, together with the 2009 Notes and the 2011 Notes, the “Existing Senior Notes”). Pursuant to the Supplemental Indenture and in accordance with section 4.07 of the Existing Senior Notes Indenture, we and our significant subsidiaries granted holders of the Existing Senior Notes an equal and ratable lien on our assets and the assets of our significant subsidiaries that also secure our new senior secured credit facility. The Existing Senior Notes Indenture was previously filed as Exhibit 4.1 to the Company’s Form 8-K filed on October 20, 2006.

5. New Securitization Facilities

Apple Ridge Program

On April 10, 2007, the existing Apple Ridge Funding LLC (“Apple Ridge”) securitization program was restructured and amended to, among other things, increase the aggregate availability to $850 million by redeeming the then outstanding notes issued to various commercial paper conduits and by issuing a new series of notes in the aggregate principal amount of $850 million.

In connection with the restructuring and amendment, Realogy, Apple Ridge and certain of our relocation business subsidiaries entered into: (1) the Fifth Omnibus Amendment, dated as of April 10, 2007, among Cartus Corporation (“Cartus”), Cartus Financial Corporation (“CFC”), Apple Ridge Services Corporation (“ARSC”), Apple Ridge, Realogy, The Bank of New York (“BNY”), as indenture trustee, paying agent, authentication agent, transfer agent and registrar, certain conduit purchasers, committed purchasers and managing agents party thereto and Calyon New York Branch (“Calyon”), as administrative agent and lead arranger; (2) the Series 2007-1 Indenture Supplement, dated as of April 10, 2007, between Apple Ridge and BNY, as indenture trustee, paying agent, authentication agent, transfer agent and registrar, which modifies the Master Indenture, dated as of April 25, 2000, among Apple Ridge, JPMorgan Chase Bank, National Association and BNY, as paying agent, authentication agent and transfer agent and registrar; (3) the Note Purchase Agreement, dated as of April 10, 2007, among Apple Ridge, Cartus, the conduit purchasers, committed purchasers and managing agents party thereto and Calyon, as administrative agent and lead arranger; and (4) the Reaffirmation, dated as of April 10, 2007, among Cartus, CFC, ARSC, Realogy, Apple Ridge, BNY, as indenture trustee, paying agent, authentication agent, transfer agent and registrar, the conduit purchasers, committed purchasers and managing agents party thereto and Calyon, as administrative agent and lead arranger.

The notes had previously been (1) purchased pursuant to the Note Purchase Agreement, dated as of January 31, 2005, among Apple Ridge, Cartus, the managing agents and purchasers listed on the signature pages thereto, and the administrative agent named therein; and (2) issued pursuant to the Series 2005-1 Indenture Supplement, dated as of January 31, 2005, among Apple Ridge, JPMorgan Chase Bank, National Association, as indenture trustee and BNY, which modifies the Master Indenture, dated as of April 25, 2000, among Apple Ridge, JPMorgan Chase

Bank, National Association and BNY, as paying agent, authentication agent and transfer agent and registrar.

The restructured and amended Apple Ridge securitization program involves the sale of (i) receivables generated under relocation management agreements designated to the program and (ii) miscellaneous related assets. The receivables include receivables generated by advances made in connection with the acquisition of homes of transferred employees, which advances are to be repaid from the proceeds of the sale of such homes. The homes held for sale are held by CFC, a special purpose entity, as part of the Apple Ridge program and are not assets available to pay the obligations of any entity other than Apple Ridge. The receivables are originated by Cartus or a subsidiary of Cartus and sold through a series of special purpose entities including CFC and ARSC to Apple Ridge. Apple Ridge is a subsidiary of Cartus and a consolidated bankruptcy remote special purpose entity. Apple Ridge borrows money through the issuance of notes to one or more commercial paper conduits and uses the proceeds of the notes to purchase the receivables and related assets. Cartus is the servicer for the program and in such capacity services the receivables and related assets sold to Apple Ridge and services the homes held for sale including the marketing of such homes. In connection with the Apple Ridge program, Cartus has agreed to make advances to CFC or to ARSC. These advances are to be used by the borrowing entity to pay the purchase price of the securitized assets. The obligations to repay these advances and interest thereon are evidenced by promissory notes issued to Cartus. Such notes are subordinated to the payment of amounts required to pay the notes issued by Apple Ridge to the commercial paper conduits. Realogy has provided a performance guaranty which guaranties the obligations of Cartus as originator and as servicer under the Apple Ridge program documents. The receivables and related assets transferred to Apple Ridge are pledged to pay and are the only source of payment of the notes issued by Apple Ridge. The assets of Apple Ridge and the other special purpose entities engaged in the Apple Ridge program are not available to pay any other obligations of Realogy.

The Apple Ridge securitization program is a revolving program with a five year term. So long as no termination or amortization event has occurred, any new receivables generated under the designated relocation management agreements will be sold into the program, and as new relocation management agreements are entered into, the new agreements may also be designated to a specific program.

The Apple Ridge securitization facility has restrictive covenants and trigger events, including performance triggers linked to the quality of the underlying assets, financial reporting requirements, restrictions on mergers and change of control. Some of the trigger events which could affect the availability of funds under the Apple Ridge securitization facility include defaults or losses on the securitized receivables and related assets resulting in insufficient collateral for the notes or advances, increases in default rates on the securitized receivables, losses or increases in noncash reductions of the securitized receivables, losses on sale of relocation properties held for resale or increases in the average length of time we hold relocation properties. The Apple Ridge securitization facility also has trigger events based on change in control and cross-defaults to our notes, our credit agreement or other material indebtedness. The Apple Ridge securitization facility also contains provisions limiting the availability of funding based on the concentration levels of receivables in certain categories, including those due from any one corporate client. These covenants or trigger events, if breached and not remedied within a predefined amount of time, could result in an early amortization of the secured obligations and termination of the program.

Kenosia Program

On April 10, 2007, the existing Kenosia Funding LLC (“Kenosia”) securitization program was restructured and amended to, among other things, evidence the assignment by the existing commercial paper conduit and existing administrative agent of their respective obligations and benefits under the Kenosia securitization documents to Atlantic Asset Securitization LLC (“Atlantic”), as the new commercial paper conduit, and to Calyon, as new administrative agent.

In connection with the restructuring and amendment, Realogy, Kenosia and certain of our relocation business subsidiaries entered into: (1) the Fifth Omnibus Amendment and Agreement, dated as of April 10, 2007, among Cartus, Cartus Relocation Corporation (“CRC”), BNY, as indenture trustee, Atlantic, as a purchaser, Calyon, as a purchaser and Realogy, as performance guarantor; (2) the Assignment and Acceptance Agreement, dated as of April 10, 2007, among Gotham Funding Corporation, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, Atlantic, Calyon, Cartus, CRC, Kenosia; (3) the Amended and Restated Note Purchase Agreement, dated as of April 10, 2007, among Kenosia, Cartus, CRC, the conduit purchasers, committed purchasers and managing agents party thereto and Calyon, as administrative agent and lead arranger; (4) the Amended and Restated Performance Guaranty, dated as of April 10, 2007, by Realogy in favor of CRC and Kenosia; and (5) the Kenosia Subordinated Note, dated as of April 10, 2007, by Kenosia in favor of Cartus.

The restructured and amended Kenosia securitization program involves the sale of (i) receivables generated under relocation management agreements designated to the program and (ii) miscellaneous related assets. The receivables include receivables generated by advances made in connection with the acquisition of homes of transferred employees which advances are to be repaid from the proceeds of the sale of such homes. The homes held for sale are held by CRC, a special purpose entity, as part of the Kenosia program and are not assets available to pay the obligations of any entity other than Kenosia. After the restructuring, substantially all of the relocation management agreements designated to the Kenosia program are “at risk” contracts where the Kenosia program bears the risk of loss upon the sale of transferred employees’ homes. The receivables are originated by Cartus or CRC, a special purpose entity, and sold to Kenosia. Kenosia is a subsidiary of Cartus and a consolidated bankruptcy remote special purpose entity. Kenosia borrows money through the issuance of notes to a commercial paper conduit and uses the proceeds of the notes to purchase relocation receivables and related assets. Cartus is the servicer for the program and in such capacity services the receivables and related assets sold to Kenosia and services the homes held for sale including the marketing of such homes. In connection with the restructuring and amendment, Kenosia issued a promissory note to Cartus. Cartus may, from time to time, in its discretion, and at Kenosia’s request make advances to Kenosia. Such advances are to be used by Kenosia to purchase securitization assets from Cartus or from CRC. The promissory note evidences Kenosia’s obligation to repay such advances with interest. Kenosia’s obligation to make payment on the promissory note is subordinate to its obligation to make payment on the Kenosia notes issued to the commercial paper conduits. Realogy has provided a performance guaranty which guaranties the obligations of Cartus as originator and as servicer under the Kenosia program documents. The receivables and related assets transferred to Kenosia are pledged to pay and are the only source of payment of the notes issued by Kenosia. The Kenosia facility borrowing capacity remains at $175 million. The assets of Kenosia and the other special purpose entities engaged in the Kenosia program are not available to pay any other obligations of Realogy.

The Kenosia securitization program is a revolving program with a five year term. So long as no termination or amortization event has occurred, any new receivables generated under the designated relocation management agreements will be sold into the program, and as new relocation management agreements are entered into, the new agreements may also be designated to a specific program.

The Kenosia securitization facility has restrictive covenants and trigger events, including performance triggers linked to the quality of the underlying assets, financial reporting requirements, restrictions on mergers and change of control. Some of the trigger events which could affect the availability of funds under the Kenosia securitization facility include defaults or losses on the securitized receivables and related assets resulting in insufficient collateral for the notes or advances, increases in default rates on the securitized receivables, losses or increases in noncash reductions of the securitized receivables, losses on sale of relocation properties held for resale or increases in the average length of time we hold relocation properties. The Kenosia securitization facility also has trigger events based on change in control and cross-defaults to our notes, our credit agreement or other material indebtedness, including a trigger event based on a breach of the financial covenants contained in our new senior secured credit facility. The Kenosia securitization facility also contains provisions limiting the availability of funding based on the concentration levels of receivables in certain categories, including those due from any one corporate client. These covenants or trigger events, if breached and not remedied within a predefined amount of time, could result in an early amortization of the secured obligations and termination of the program.

UK Relocation Program

On April 4, 2007, the existing UK Relocation Receivables Funding Limited (“UK Relocation”) securitization facility was restructured and amended to, among other things, evidence Calyon S.A., London Branch (“Calyon London”) having replaced The Bank of Tokyo-Mitsubishi UFJ, Ltd., as funding agent, administrative agent and arranger and Calyon London having replaced Albion Capital Corporation S.A., as lender.

In connection with the new UK Relocation securitization facility, Realogy and certain of its relocation business subsidiaries entered into the Deed of Novation and Amendment, dated April 4, 2007, among Calyon London, as lender, funding agent, calculation agent, administrative agent and arranger, The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, Albion Capital Corporation S.A., UK Relocation, Realogy, Cartus Limited, Cartus Services Limited and Cartus Funding Limited (the “Deed of Novation”) pursuant to which the following agreements were amended and restated in the form scheduled to the Deed of Novation: (1) the Receivables Servicing Agreement, dated April 4, 2007, among UK Relocation, Cartus Limited and Calyon London, as funding agent, calculation agent and administrative agent; (2) the Receivables Transfer Agreement and Trust Deed, dated April 4, 2007, among UK Relocation and Cartus Limited, Cartus Services Limited and Cartus Funding Limited; (3) the Master Schedule of Definitions, Interpretation and Construction, dated April 4, 2007, among UK Relocation, Calyon London, as funding agent, administrative agent and arranger, Cartus Limited, Cartus Services Limited, Cartus Funding Limited and Realogy; (4) the Parent Undertaking Agreement, dated April 4, 2007, among Realogy, UK Relocation and Calyon London, as funding agent; and (5) the Security Agreement, dated April 2007, among UK Relocation and Calyon London.

The new UK Relocation securitization program involves the sale of (i) receivables or beneficial interests in receivables generated under relocation management agreements designated to the program and (ii) miscellaneous related assets. The receivables and beneficial interests in receivables include receivables generated by advances made in connection with the acquisition of contracts for homes of transferred employees which advances are to be repaid from the proceeds of the sale of such homes. The receivables and beneficial interests in receivables are originated by UK subsidiaries of Cartus Corporation and transferred to UK Relocation. UK Relocation is a special purpose entity which is used to securitize relocation receivables in the United Kingdom.

UK Relocation borrows money from Calyon London (or its commercial paper conduit) and uses the proceeds of the borrowing to acquire relocation receivables and related assets originated by UK subsidiaries of Cartus Corporation. A UK subsidiary of Cartus Corporation services the relocation receivables and other related assets. Realogy provides a parent undertaking agreement in connection with the UK Relocation program and agrees to cause the UK sellers of the receivables and the UK servicer to perform and observe each of their covenants and undertakings set forth in the UK Relocation receivables program documents. The receivables and interests therein and other related assets acquired by UK Relocation are pledged to pay and are the only source of payment of the advances made to UK Relocation. The maximum facility amount remains at £100,000,000. The assets of UK Relocation within the UK Relocation Program are not available to pay any other obligations of Realogy.

The UK Relocation securitization program is a revolving program with a five year term. So long as no termination or amortization event has occurred, any new receivables generated under the designated relocation management agreements will be sold into the program, and as new relocation management agreements are entered into, the new agreements may also be designated to a specific program.

The UK Relocation securitization facility has restrictive covenants and trigger events, including performance triggers linked to the quality of the underlying assets, financial reporting requirements, restrictions on mergers and change of control. Some of the trigger events which could affect the availability of funds under the UK Relocation securitization facility include defaults or losses on the securitized receivables and related assets resulting in insufficient collateral for the notes or advances, increases in default rates on the securitized receivables, losses or increases in noncash reductions of the securitized receivables, losses on sale of relocation properties held for resale or increases in the average length of time we hold relocation properties. The UK Relocation securitization facility also has trigger events based on change in control and cross-defaults to our notes, our credit agreement or other material indebtedness. The UK Relocation securitization facility also contains provisions limiting the availability of funding based on the concentration levels of receivables in certain categories, including those due from any one corporate client. These covenants or trigger events, if breached and not remedied within a predefined amount of time, could result in an early amortization of the secured obligations and termination of the program.

6. New Employment Agreements

Mr. Smith

On April 10, 2007, we entered into a new employment agreement with Richard A. Smith, with a five-year term commencing as of the effective time of the Merger (unless earlier terminated), subject to automatic extension for an additional year unless either party provides notice of non-renewal. This employment agreement supersedes any prior employment agreements that we entered into with Mr. Smith. Pursuant to the agreement, Mr. Smith will serve as our Vice Chairman and President, and from January 1, 2008 or such earlier date on which Mr. Silverman may retire, will also serve as our Chief Executive Officer. Mr. Smith is entitled to the base salary in effect for him as of immediately prior to the effective time of the Merger, employee benefit plans generally available to our executive officers and an annual bonus award with a target amount equal to 200% of his annual base salary, subject to attainment of performance goals and his being employed with us on the last day of the applicable bonus year, as well as adjustments based on a merit review.

Mr. Smith also received a one-time $5 million bonus in connection with the consummation of the Merger, the after-tax amount of which was paid to him in fully vested shares of Holdings common stock. In connection with entering into the employment agreement, Mr. Smith made an investment in shares of Holdings common stock through a combination of cash investment and the contribution of shares of common stock of the Company, and Holdings granted Mr. Smith stock options and restricted stock in respect of Holdings common stock, pursuant to the Holdings’ 2007 Stock Incentive Plan.

If Mr. Smith’s employment is terminated by us without “cause” or by Mr. Smith for “good reason,” subject to his execution and nonrevocation of a general release of claims against us and our affiliates, he will be entitled to (1) a lump sum payment of his unpaid base salary and unpaid earned bonus and (2) an aggregate amount equal to 300% of the sum of his then-current annual base salary and his then-current target bonus, 50% of which will be paid thirty (30) business days after his termination of employment and the remaining portion of which will be paid in thirty-six (36) equal monthly installments following his termination of employment. If Mr. Smith’s employment is terminated for any reason, Mr. Smith and his dependents may continue to participate in all of our health care and group life insurance plans through the date on which Mr. Smith attains age 75, subject to his continued payment of the employee portion of the premiums for such coverage. Mr. Smith is subject to three-year post-termination non-competition and non-solicitation covenants and is entitled to be reimbursed by us for any “golden parachute” excise taxes, including taxes on any such reimbursement, subject to certain limitations described in his employment agreement.

Messieurs Hull, Perriello, Zipf, Kelleher, Casey, and Weaving

On April 10, 2007, we entered into new employment agreements with each of Messrs. Hull, Perriello, Zipf, Kelleher, Casey, and Weaving (each, an “Executive”), with a five year term commencing as of the effective time of the Merger (unless earlier terminated), subject to automatic extension for an additional year unless either party provides notice of non-renewal. Pursuant to these agreements, each of the Executives will continue to serve in his current position with us. These employment agreements supersede any prior employment agreements that we entered into with each Executive. Messrs. Hull, Perriello, Zipf, Kelleher, Casey and Weaving are entitled to annual base salaries substantially the same as those in effect for them immediately prior to the Merger, employee benefit plans generally available to our executive officers and are eligible for annual bonus awards with a target amount equal to the target bonus in effect for them as of the effective time of the Merger, which target is currently equal to 100% of each Executive’s annual base salary (75% in the case of Mr. Weaving), subject to the attainment of performance goals and the Executive’s being employed with us on the last day of the applicable bonus year.

In connection with entering into their employment agreements, each Executive made an investment in shares of Holdings common stock through a cash investment, the contribution of shares of common stock of the Company, or a combination thereof (other than Mr. Weaving, who only invested in cash), and Holdings granted to each executive stock options and restricted stock in respect of Holdings common stock, pursuant to Holdings’ 2007 Stock Incentive Plan.

Each Executive’s employment agreement provides that if his employment is terminated by us without “cause” or by the Executive for “good reason,” subject to his execution of a general release of claims against us and our affiliates, the Executive will be entitled to (1) a lump sum payment of his unpaid annual base salary and unpaid earned bonus, (2) an aggregate amount equal to 100% (200% in the case of Mr. Hull, and 200% for all of the Executives if the termination occurs within the one year period following either the closing of the Merger or a change of control of us) of the sum of his then-current annual base salary plus his then-current annual target bonus, 50% of which will be paid in lump sum within 30 business days of the date of termination, and the remaining 50% of which will be paid in 12 (24 in the case of Mr. Hull) equal monthly installments following his termination of employment and (3) from the date of termination until the earlier of the second anniversary of the date of termination and the date the Executive becomes eligible to participate in another employer’s medical and dental plans, continued participation in our medical and dental benefit plans on the same terms (including employee-paid portions of insurance premiums and co-payments) as our active employees.

Each Executive is subject to a two-year post-termination non-competition covenant and three-year post-termination non-solicitation covenant.

7. Apollo Management Fee Agreement

On April 10, 2007, Apollo and Apollo Alternative Assets, L.P., a Delaware limited partnership and affiliate of Apollo (“Apollo Alternative,” and together with Apollo, the “Apollo Entities”) entered into a management fee agreement with us pursuant to which the Apollo Entities will provide certain management consulting services to us through the end of 2016 (subject to automatic one-year extensions absent notice to the contrary). The agreement may be terminated at any time upon written notice to us from the Apollo Entities. We will pay the Apollo Entities an annual management fee for this service up to the sum of (1) the greater of $15 million and 2.0% of our annual adjusted EBITDA for the immediately preceding year, plus out-of-pocket expenses incurred in connection therewith plus (2) any deferred fees (to the extent such fees were within such amount in clause (1) above originally). If the Apollo Entities elect to terminate the management fee agreement, as consideration for the termination of the Apollo Entities’ services under the agreement and any additional compensation to be received thereunder, we agree to pay to the Apollo Entities the net present value of the sum of the remaining payments due to the Apollo Entities and any payments deferred by the Apollo Entities.

In addition, in the absence of an express agreement to the contrary, at the closing of any merger, acquisition, financing and similar transaction with a related transaction or enterprise value equal to or greater than $200 million, the Apollo Entities will have the right to receive a fee equal to 1% of the aggregate transaction or enterprise value paid to or provided by such entity or its shareholders (including the aggregate value of (x) equity securities, warrants, rights and options acquired or retained, (y) indebtedness acquired, assumed or refinanced and (z) any other consideration or compensation paid in connection with such transaction). We agree to indemnify each of the Apollo Entities and their partners and affiliates, and any of their directors, officers, partners, agents or employees from and against any and all liabilities, costs, expenses and disbursements with respect to or arising from the management fee agreement or the performance of any services in connection therewith.

Item 1.02.	Termination of a Material Definitive Agreement.

1. Repayment of the Term Loan Facility

Upon the consummation of the Merger, the Company used the proceeds from borrowings under our new senior secured credit facility to repay all borrowings outstanding under the Company’s credit agreement, dated May 25, 2006 (the “Prior Credit Agreement”), among the Company, certain financial institutions as lenders, JPMorgan Chase Bank, N.A., as administrative agent, Calyon New York Branch, as syndication agent, The Bank of Nova Scotia, Barclays Bank

PLC and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as documentation agents and Citicorp USA, Inc., as co-documentation agent. The Prior Credit Agreement provided the Company with a $1,650 million credit facility, which consisted of a $1,050 million revolving credit facility and a $600 million term loan facility. Immediately prior to the closing of the Merger, the Company had borrowings of $600 million under the term loan facility and no outstanding borrowings under the revolving credit facility.

The description above of the Prior Credit Agreement is qualified in its entirety by the complete text of the Prior Credit Agreement, which was filed as Exhibit 10.38 to the Company’s Amendment No. 2 to the Form 10 filed with the SEC on May 30, 2006, and is incorporated herein by reference.

3. Our Securitization Facilities

UK Relocation Program

On April 10, 2007, the existing UK Relocation Receivables Funding Limited (“UK Relocation”) securitization facility was terminated and replaced by a new facility, with Calyon S.A., London Branch, as funding agent and administrative agent. For more information on the new facility, please refer to Item 1.01 – 5. New Securitization Facilities – UK Relocation Program.

Section 2 – Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Sections 1-5 and 7 of Item 1.01 are incorporated herein by reference.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The Existing Senior Notes Indenture provides that if the rating on the Existing Senior Notes issued by Moody’s or S&P is decreased to certain levels, the interest rate on the Existing Senior Notes will increase by specified percentages set forth therein. On March 1, 2007, S&P lowered its rating on the Existing Senior Notes to BB+, resulting in an increase in the interest rate of each series of the Existing Senior Notes by 0.25% per annum, retroactive to the beginning of the respective interest periods. On March 30, 2007, Moody’s lowered its rating on the Existing Senior Notes to Ba3, resulting in a further increase in the interest rate of each series of the Existing Senior Notes by 0.75% per annum, retroactive to the beginning of the respective interest periods. As a result of these downgrades issued by Moody’s and S&P, (a) the interest rate payable with respect to the 2009 Notes increased by 1.0% per annum, retroactive to January 22, 2007, the beginning of the interest period during which the downgrades occurred, as provided in the 2009 Notes and (b) the interest rate payable with respect to each of the 2011 Notes and 2016 Notes increased by 1.0% per annum, retroactive to October 20, 2006, the beginning of the interest period during which the downgrades occurred, as provided in the 2011 Notes and 2016 Notes.

Further, as a result of the occurrence of these ratings downgrades and the consummation of the Merger, we are required under the Existing Senior Notes Indenture to offer to repurchase the Existing Senior Notes at 100% of their principal amount, plus accrued and unpaid interest thereon to the date of repurchase. We expect to use borrowings under the delayed draw term loan facility under our new senior secured credit facility to fund any such repurchases of the Existing Senior Notes.

Section 3 – Securities and Trading Markets

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, the Company notified the New York Stock Exchange (the “NYSE”) on April 10, 2007 that each share of the Company’s Common Stock was canceled and automatically converted into the right to receive $30.00 (other than shares owned by Holdings, Merger Sub or any subsidiary of Holdings or held in the Realogy treasury, shares owned by any wholly owned subsidiary of Realogy, and dissenting shares and shares as to which treatment was separately agreed by Holdings and the holder thereof), without interest and less any applicable withholding taxes. The NYSE has filed with the SEC an application on Form 25 to report that the shares of the Company’s Common Stock are no longer listed on the NYSE.

Section 5 – Corporate Governance and Management

Item 5.01.	Changes in Control of Registrant.

The information set forth in the Introductory Note and Item 1.01 are incorporated herein by reference. A copy of the press release announcing the closing of the Merger is attached hereto as Exhibit 99.1 and is also incorporated herein by reference. Except as specified in the Merger Agreement, there are no arrangements or understandings among members of both the former and new control groups and their associates with respect to election of directors or other matters. A copy of the Merger Agreement was filed as Annex A to the definitive proxy statement on Schedule 14A by the Company with the SEC on February 23, 2007 and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the terms of the Merger Agreement, each of Martin L. Edelman, Kenneth Fisher, Cheryl D. Mills, Robert E. Nederlander, Robert W. Pittman and Robert F. Smith were replaced as members of the board of directors of the Company upon the consummation of the Merger on April 10, 2007.

Messrs. Henry R. Silverman and Richard A. Smith will continue to serve as directors of the Company following the consummation of the Merger, along with three new directors: Marc E. Becker, Scott M. Kleinman and M. Ali Rashid.

Item 5.03	Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

In connection with the consummation of the Merger and in accordance with the Merger Agreement, the Company’s certificate of incorporation and by-laws were amended and restated, effective April 10, 2007, so that they read in their entirety as the certificate of incorporation and by-laws of Merger Sub read immediately prior to the effective time of the Merger. The foregoing description is qualified in its entirety by the full text of the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, which are attached as Exhibit 3.1 and 3.2 hereto, respectively, and are incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Company.

3.2	Amended and Restated By-laws of the Company.

99.1	Press Release dated April 10, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALOGY CORPORATION

By:	/s/ Anthony E. Hull
Anthony E. Hull
Executive Vice President, Chief Financial Officer and Treasurer

Date: April 16, 2007

REALOGY CORPORATION

CURRENT REPORT ON FORM 8-K

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Company.

3.2	Amended and Restated By-laws of the Company.

99.1	Press Release dated April 10, 2007.